                                                                    EXHIBIT 10e

                      AMENDMENT TO THE EMPIRE NATIONAL BANK
                      DIRECTORS' DEFERRED COMPENSATION PLAN


         WHEREAS, Empire National Bank (the "Company") maintains for its eligible directors the Empire National Bank
Directors Deferred Compensation Plan (the "Plan"); and

         WHEREAS, the Company wishes to amend the Plan to allow participants to elect to receive the payment of benefits under the Plan in a lump sum payment following a change in control of the Company.

         NOW THEREFORE, the Plan is amended as follows:

         Effective November 1, 1999, the Section 8(e) is added to the Plan to provide as follows:

         (E) In lieu of the payments that would otherwise be made under this Plan, the Director may elect to receive, in the event of a Change in Control of the Company a lump sum payment of the Director's Stock Reserve Account in a single lump sum payment to be made within 30 days following the date of the Change in Control of the Company. The lump sum payment attributable to the Director's Cash Reserve Account shall be made in cash and the lump sum payment attributable to the Director's Stock Reserve Account shall be made in Stock. Any election under this Section 8(e) shall supersede any other payment election or Payment Date under the Plan.

         The Participant may make the election to receive a lump sum payment following a Change in Control of the Company by the earlier of (i) the last day of the calendar year preceding the date of the Change in Control, or (ii) 60 days prior to the date of the Change in Control.

         A Change in Control of the Company shall be deemed to have occurred if any one of the following events takes place:

            (i) at least 20% of the Company's outstanding stock is acquired by an Acquiring Person;

           (ii) Continuing Directors cease to comprise a majority of the Company's Board of Directors; or

          (iii) all or substantially all of the Company's assets are sold.

         The term "Acquiring Person" means any individual, corporation, partnership or other entity, and any entity related to or acting for the benefit of or in concert with such entity, which is the beneficial owner of 20% or more of the shares of the common stock of the Company then outstanding; provided, however, that "Acquiring Person" does not include the Company, any subsidiary or any employee benefit plan of the Company or of any subsidiary of the Company.

         The term "Continuing Director" means (i) any member of the Board of Directors of the

Company who is not an Acquiring Person or a representative of an Acquiring Person and who was a member of the Board of Directors of the Company prior to the date of this Agreement, and (ii) any person who subsequently becomes a member of the Board of Directors of the Company and who is not an Acquiring Person or a representative of an Acquiring Person, if (A) such person's nomination for election or election to the Board of Directors of the Company is recommended or approved by resolution of a majority of the Continuing Directors, or (B) such person is included as a nominee in a proxy statement of the Company distributed when a majority of the Board of Directors of the Company consists of Continuing Directors.

         Executed this 1st day of December             , 1999
                      ----       ---------------------      --


                                                EMPIRE NATIONAL BANK


         By: William T. Fitzgerald, Jr.
            ----------------------------------
                                                Its: Division Vice President
                                                    ----------------------------


         -------------------------------------
                                                DIRECTOR



























                                       2